                                                                    Exhibit 99.1

FOR:  IMMEDIATE RELEASE
CONTACT:  Edward P. Norris
          Chief Financial Officer
          (203) 356-9000

                  AMERICAN MAIZE REPORTS SIGNIFICANT INCREASE
                            IN FIRST QUARTER RESULTS


               STAMFORD, Conn., April 19, 1995 -- American Maize-Products Company (ASE:AZE) today reported net income of $7,257,000, or $.70 per share, for the first quarter of 1995 compared to $683,000, or $.07, a year ago. The 1994 net was after a charge of $3,294,000, or $.32 per share, related to a plant consolidation and restructuring of the Company's tobacco business.

               Sales in the current quarter were $141,075,000, up from $137,839,000 last year. Sales and operating profits increased in the tobacco business. The improved results were attributable to higher selling prices and volumes for cigars and moist snuff products. Cost savings resulting from the consolidation of its cigar and smokeless tobacco business during the second quarter of 1994 also added to the increase in American Maize's profitability. Sales and operating profits declined slightly in the corn business due to lower margins for corn sweeteners.

American Maize-Products Company
First Quarter
Statement of Earnings

(In Thousands, Except Per Share Amounts)         Three months ended
                                                      March 31,
                                               -----------------------
                                                 1995           1994
                                                 ----           ----
  Net sales                                    $141,075       $137,839
                                               ========       ========
  Income before income taxes                   $ 11,680       $  1,182
  Income taxes                                    4,423            499
                                               --------       --------
  Net income                                   $  7,257        $   683 (A)
                                               ========        =======
  Earnings per share of common stock:
    Net income                                   $  .70          $ .07 (A)
                                                 ======          =====
  Weighted average number of
    common shares outstanding                10,332,892     10,226,758
                                             ==========     ==========


(A) Reflects a charge of $3,294,000, or $.32 per share, related to a plant consolidation and restructuring of the Company's tobacco business.